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                                                                   EXHIBIT 21.1

                       SUBSIDIARIES OF THE COMPANY

     Great Lakes REIT, L.P. a Delaware limited partnership.

     GLR No. 1, Inc. an Illinois corporation.

     GLR No. 2, Inc. an Illinois corporation.

     GLR No. 3, a Maryland real estate investment trust.

     GLR-1600 Corporate Center, LLC, a Delaware limited liability company

     GLR-Bannockburn LLC, a Delaware limited liability company

     GLR-Two Riverwood LLC, a Delaware limited liability company

     GLR Milwaukee Center, LLC, a Delaware limited liability company

     GLR Milwaukee Center SPE Corp, a Delaware corporation